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                      LORD ABBETT MID-CAP VALUE FUND, INC.

                             ARTICLES SUPPLEMENTARY

          LORD ABBETT MID-CAP VALUE FUND, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The Corporation presently has authority to issue 150,000,000 shares of capital stock, of the par value $.001 each, having an aggregate par value of $150,000 and being previously classified and designated by the Board of Directors as: (I) Class A shares (105,000,000), Class B shares (15,000,000), Class C shares (15,000,000) and Class P shares (15,000,000).

          SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of stock of the Corporation and to classify a series into one or more classes of such series, the Board of Directors hereby classifies and reclassifies 15,000,000 authorized but unissued Class A shares of the Corporation as Class Y shares of the Corporation, resulting in the following classification of the Corporation's shares of capital stock: (I) Class A shares (90,000,000), Class B shares (15,000,000), Class C shares (15,000,000), Class P shares (15,000,000) and Class Y shares (15,000,000).

          THIRD: Subject to the power of the Board of Directors to classify and reclassify unissued shares, all shares of stock of the Corporation hereby classified or reclassified as specified in Article Second above shall be invested in the same investment portfolio of the Corporation as the other classes of the Corporation and shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in Article VI of the Articles of Incorporation of the Corporation (hereafter called the "Articles") and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally.

          FOURTH: The shares of stock of the Corporation hereby classified or reclassified as specified in Article Second above have been duly classified by the Board of Directors under the authority contained in the Articles.

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          IN WITNESS WHEREOF, Lord Abbett Mid-Cap Value Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on April 29, 1999.


                                              LORD ABBETT MID-CAP
                                               VALUE FUND, INC.


                                              By:   /s/ PAUL A. HILSTAD
                                                    -------------------
                                                    Paul A. Hilstad
                                                    Vice President and Secretary


WITNESS:


/s/ LAWRENCE H. KAPLAN
----------------------
Lawrence H. Kaplan
Vice President and Assistant Secretary

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          THE UNDERSIGNED, Vice President and Secretary of Lord Abbett Mid-Cap
Value Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                    /s/ PAUL A. HILSTAD
                                                    -------------------
                                                    Paul A. Hilstad
                                                    Vice President and Secretary